Exhibit 10.1

EMPLOYMENT AGREEMENT

                This Employment Agreement (“Agreement”) is entered into effective as of the 1st day of June, 2002 (the “Effective Date”), by and between American Medical Technologies, Inc., a Delaware corporation (“ADT”) and Roger W. Dartt (“Employee”).

                NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, and in consideration of the employment of the Employee, and further, in consideration of the compensation contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Term.     ADT hereby agrees to employ Employee for a term commencing on the Effective Date and ending at 6:00 PM, CST, May 31, 2004, unless earlier terminated as provided in this Agreement. The term of this Agreement may only be extended by the mutual written agreement of the parties hereto.

2.             Duties.   Employee shall serve as the President and Chief Executive Officer of ADT.  He shall assume such duties as the By Laws of ADT (as in effect as of the Effective Date) provide or as the Board of Directors of ADT may from time to time prescribe pursuant to such By Laws.  The duties of Employee shall be those as are generally consistent with the duties of a President and Chief Executive Officer of a dental/medical development, manufacturing and sales company of such size as ADT, including such positions with and duties for ADT subsidiaries as may be assigned from time to time.  The responsibilities of the President and CEO shall include competent executive management, corporate turnaround ability consistent with the standards of the Turnaround Management Association and the ability to use reasonable efforts to attract and raise equity capital on terms acceptable to the company.  Employee agrees to devote substantially all his time, attention, and best efforts to the performance of his duties hereunder.

3.             Compensation.     ADT shall compensate Employee for the services rendered under this Agreement as follows:

a.     Base Salary.    An annual base salary (“Base Salary”) determined by the Board of Directors or its compensation committee in its discretion and consistent with its practices for executives of ADT, but not less than $250,000 per year (less applicable withholdings), payable in accordance with the customary payroll practices of ADT for compensation of its executives (currently bi-weekly).  If Employee’s base salary is increased at any time, it shall not thereafter be decreased during the term of this Agreement, unless such decrease is the result of a general reduction affecting the base salaries of substantially all other executives of ADT.

b.     Stock Bonus.   150,000 shares of common stock contingent and to be issued upon receipt by ADT of outside capital investment in the amount of not less than $3.5 million by no later than December 31, 2002.

c.     Cash Bonus.    A cash bonus of up to 25% of Employee’s Base Salary for the fiscal year ending June 30, 2003, based upon an “Executive Incentive Compensation Program” to be developed and approved by the compensation committee and the Board of Directors.

Thereafter, an annual bonus will be granted for each succeeding July 1 — June 30 fiscal year remaining on the Term, based upon achieving performance objectives established by the compensation committee of the Board of Directors of ADT.

d.     Stock Options.

                (i)  On the Effective Date, Employee shall be awarded stock options under ADT’s Long-Term Incentive Plan (“LTIP”) to purchase 250,000 shares of ADT common stock with an exercise price equal to $0.33 per share on the Effective Date.  These options are intended to be “Incentive Stock Options”, as defined in the LTIP.  The options shall vest at the rate of 31,250 shares every three months after the Effective Date.  In order to provide for this grant, ADT shall seek approval from its shareholders for an increase in the shares available for issuance under its LTIP so that a sufficient number of shares will be available under the LTIP for this grant.  If the increase is not approved, the grant of these options will be void.  In the event of a “Change of Control”, as defined in Section 6 below, occurring after the receipt of such shareholder approval, all options granted pursuant to this Section 3(d)(i) shall immediately vest and become exercisable.

                (ii)  On the Effective Date, Employee shall be awarded nonqualified stock options to purchase 250,000 shares of ADT common stock with an exercise price equal to $0.33 per share.  The options shall vest at the rate of 31,250 shares every three months after the Effective Date.  In the event of a “Change of Control”, as defined in Section 6 below, all options granted pursuant to this Section 3(d)(ii) shall immediately vest and become exercisable.  All of the terms of the LTIP applicable to “Nonqualified Stock Options” shall apply to these options.  In the event the shareholders approve an increase in the shares available for issuance under its LTIP so that a sufficient number of shares will be available under the LTIP for the grant of options under Section 3(d)(i), then the grant of options under this Section 3(d)(ii) will be void, to the end that Employee will only be able to exercise options under either Section 3(d)(i) or Section 3(d)(ii), but not both.

e.             Performance Incentives:  The parties hereto agree that under ADT’s circumstances as of the Effective Date, Employee is entitled to performance-based incentives.  Due to time constraints and the necessity for the immediate services of Employee, the parties agree that they will negotiate in good faith a performance-based incentives plan based on current industry standards for incentives in the mid-range of those which a person with the qualifications of Employee would receive from a company in ADT’s position as of the date of this Agreement and that such a company would grant.  The incentives may be in the form of stock options, or stock or cash bonuses, as mutually determined by the parties hereto.  The incentive plan will establish a maximum award amount part or all of which may be earned by satisfying the following performance standards:

(1) Minimum.  The minimum performance to be eligible for incentives will be primarily based on keeping ADT out of bankruptcy until adequate capital is obtained, though additional criteria may be appropriate.

(2) Moderate.  The moderate performance will be primarily based on factors such as returning ADT to cash flow breakeven, profitability, increased sales and an increase in the value of ADT’s stock.

(3) Excellent.  Excellent performance will be primarily based on obtaining unexpected financial performance given the current overall circumstances of ADT and returning an annual increase in the value of ADT’s stock of at least 100%.

(4) Sale or Merger.  Upon the sale or merger of ADT, Employee would receive an incentive which will be primarily based on the excess of the value of the consideration paid to ADT’s shareholders in such sale or merger over the then-current market capitalization.

The terms, amounts and schedules of payment and issuance of the Cash Bonus and Performance Incentives described in this Section 3 will be set forth in the “Executive Incentive Compensation Program” to be developed and approved by the compensation committee and the Board of Directors by July 31, 2002.  If by such date after good faith negotiations between the parties to this Agreement, the Board of Directors has not completed and approved an Executive Incentive Compensation Program based on current industry standards for a performance based incentive plan satisfactory to the parties, the parties will submit the matter to non-binding mediation within the following 21 days by a mediator jointly selected by the parties.  If the mid-range of current industry standards has not been agreed to by the parties at the end of mediation, either party may request binding arbitration under Section 11 of this Agreement.  The arbitrator shall be empowered to determine a reasonable incentive plan based on the above criteria and any other criteria which he determines to be relevant to what the mid-range of current industry standards is in the market place as of the Effective Date for an employee with Employee’s qualifications to be hired by a company in the condition of ADT as of the Effective Date.  The arbitrator’s decision shall be binding and not subject to appeal, and judgment or specific performance may be enforced in any court having jurisdiction over the party against which enforcement is sought.  The parties agree that the number of shares which will be determined to be issuable pursuant to the incentives under this Section 3(e) shall not exceed 1,500,000 shares of ADT common stock and that any options granted under this Section 3(e) shall have an exercise price of $0.33 per share.  The parties acknowledge that the mid-range of current industry standards for the foregoing incentive plan are ascertainable from existing information available from executive compensation specialists and surveys.

                The parties acknowledge and agree that the grants made in this Section 3 are being made as an inducement essential to Employee’s acceptance of employment with ADT under the terms of this Agreement.  All of the grants described in this Section 3 are being made as of the Effective Date.

4.             Employee Benefits.

                a.     Benefit Plans.  Employee shall be entitled to full participation on a basis commensurate with his position with ADT, in all plans of life, accident, medical payment, health and disability insurance, retirement, pension, perquisites and other employee benefit and pension plans which generally are made available to executives of ADT or its subsidiaries (“ADT Benefit Plans”), except for such plans which the Board, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

                b.     Vacation.  Employee shall be entitled to an annual vacation leave at full pay as may be provided for by ADT vacation policies applicable to executives, but in any event such paid vacation shall not be less than two weeks in the aggregate during the first twelve months and three weeks thereafter.

5.             Termination and Rights upon Termination.

                a.     Death, Total Disability or Retirement.

(i)  This agreement shall automatically terminate upon the death, total disability, or retirement of Employee.

(ii)  Total disability shall be deemed to occur if, as a result of his incapacity resulting from physical or mental illness or disease (including alcohol or other substance addiction), which is likely to be permanent, Employee shall have been unable to perform his duties hereunder for a period of more than 120 consecutive days during any twelve month period.  The Board of Directors will determine if Employee’s termination is due to total and permanent disability according to any long-term disability plan then in effect for executives of ADT, and otherwise in good faith consistent with generally prevailing practices of employers of like-size and industry type in the general geographic location.

(iii)  Upon termination for Employee’s death, ADT shall continue to pay Employee’s salary to a legal representative previously designated in writing by Employee (the “Legal Representative”), or if no such designation has been made, to Employee’s estate, for a period of the greater of twelve months or the remaining term of this Agreement in monthly increments.

(iv)  Upon termination for Employee’s total disability, ADT shall continue to pay Employee’s salary to the Legal Representative (or if no designation has been made, to Employee or Employee’s other legal representative).

(v)  Upon termination for Employee’s retirement at any time after Employee reaches the age of 67, Employee’s rights to compensation and participation in ADT Benefit Plans shall end and Employee shall not be entitled to a severance/separation payment.

(vi)  Following any termination pursuant to this Section 5(a), Employee, Employee’s heirs, administrators, executors or legal representatives, as applicable, shall have a period of one year from the date this Agreement is so terminated to exercise any vested options previously granted to Employee.  All previously granted Options shall continue to vest during such one-year period in accordance with the vesting schedule included as part of the grant of the applicable Options.

                b.     Termination for Cause.

(i)  ADT may terminate this Agreement at any time “For Cause” (as defined in the following sentence).  A termination “For Cause” means any of (A) the failure by Employee to follow the reasonable instructions of the Board of Directors, which failure is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from ADT to Employee of such failure, (B) the willful commission by Employee of acts that are dishonest, unethical, or inconsistent with the local normal business standards, (C) the commission by Employee of a felonious act, (D) intentional wrongful disclosure of confidential information of ADT, (E) Employee’s engagement in any competitive activity in violation of Section 9, or (F) Employee’s gross neglect of his duties, which neglect is not remedied in a reasonable period of time

(not to exceed thirty (30) days) after receipt of written notice from ADT to Employee of such failure.

(ii)  Employee’s right to compensation and participation in ADT Benefit Plans shall end and Employee shall not be entitled to a severance/separation payment if ADT terminates this Agreement For Cause.

                c.     Termination Without Cause.

(i)  ADT may terminate this Agreement at any time “Without Cause,” upon thirty days written notice to Employee.  This termination of Employee’s employment by ADT for any reasons other than those specified in Section 5(b)(i) shall be deemed a termination Without Cause.

(ii)  Upon termination Without Cause prior to the second anniversary date of the Effective Date, Employee shall be entitled to severance/separation payments for a period of nine months from the date of the termination, subject to Employee signing a general release of any claims against ADT, known or unknown.  Such payments shall be at Employee’s then effective salary rate payable in accordance with the customary payroll practices of ADT for compensation of its executives.  Additionally, Employee’s stock options (other than the performance options) shall become automatically vested and exercisable as to that number of shares of Common Stock as would have become vested and exercisable if Employee’s employment continued until the date nine (9) months following the date of such termination.  Such payments and options are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the un-expired term of this Agreement.

                d.     Resignation.

(i)  Employee may terminate this Agreement at any time through his resignation upon thirty days written notice to ADT.  Employee’s termination pursuant to this Section 5(d) shall be deemed Resignation for Good Reason if such resignation meets the criteria in part (ii) below, otherwise it shall be deemed a Voluntary Resignation.

(ii)  Resignation for Good Reason is defined as Employee’s resignation that (x) is not in connection with ADT’s Termination for Cause, (y) is prior to a Change of Control of ADT (as defined below), and (z) is the occurrence of any of the following events without the Employee’s written consent:

A.	Any material diminution of the Employee’s position, duties and responsibilities;

B.	Any reduction in the Employee’s base salary, except as permitted in Section 3a;

C.

Required relocation of the Employee’s principal place of employment more than 75 miles from the corporate headquarters of ADT as of the Effective Date for a period of more than 120 days in any 365 day period, except for strategic relocation of the personnel reporting to Employee or relocation of ADT’s headquarters

D.

Any material diminution in the kind or level of employee benefits to which Employee was entitled immediately prior to such reduction, with the result that Employee’s overall benefits package is materially reduced, unless such diminution affects the kind or level of employee benefits to which substantially all other executives of ADT are entitled; or

E.	A material breach by ADT of any of the provisions of this Agreement.

(iii)  In the event of Employee’s Voluntary Resignation, Employee’s right to compensation and participation in ADT Benefit Plans shall end, and Employee shall not be entitled to a severance/separation payment.

(iv)  Upon Employee’s Resignation for Good Reason prior to the second anniversary date of the Effective Date Employee shall be entitled to severance/separation payments for a period of nine months from the date of the termination, subject to Employee signing a general release of any claims against ADT, known or unknown.  Such payments shall be at Employee’s then effective salary rate payable in accordance with the customary payroll practices of ADT for compensation of its executives.  Additionally, Employee’s stock options (other than the performance options) shall become automatically vested and exercisable as to that number of shares of Common Stock as would have become vested and exercisable if Employee’s employment continued until the date nine (9) months following the date of such termination.  Such payments and options are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the un-expired term of this Agreement.

        e.     Termination Following a Change of Control.  The provisions of Section 6 govern employee’s rights following a Change of Control of ADT.

6.             Change of Control and Rights Upon Change of Control.

                a.     Definition of Change of Control.  For purposes of this Agreement, a Change of Control of ADT shall be deemed to have taken place if one or more of the following occurs:

(i)  Any person or entity, as that term is used in Section 13 (d) and 14 (d)(2) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), other than (A) a qualified benefit plan of ADT or an affiliate of ADT; (B) any person who is a stockholder or beneficial owner of thirty-five percent (35%) or more of ADT’s stock as of the Effective Date (a “Current Stockholder”); (C) any successor of a Current Stockholder who acquires his shares by inheritance, devise, trust, or operation of law directly from such Current Stockholder (a “Successor”); or (D) any person or group of which Current Stockholders or Successors hold stock representing an interest of one-third or more of the person’s or group’s total stock, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly, of securities of ADT representing thirty-five percent (35%) or more of the combined voting power of ADT’s then outstanding securities; provided, however, that in no event shall the acquisition of beneficial ownership of ADT stock by any person or persons pursuant to the investment of outside capital contemplated in Section 3(b) be considered a Change of Control.

(ii)  ADT shall (in a single transaction or a series of related transactions) purchase assets (other than cash) or engage in a merger immediately after which securities of ADT (or if ADT shall not have been the surviving corporation in any such merger, the merged company) representing less than fifty percent (50%) of the combined voting power of the then outstanding securities of ADT or the merged company shall be owned by persons who owned the voting securities of ADT immediately prior to such transaction.

(iii)  ADT and its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations that generated a majority of the consolidated revenues (determined on the basis of ADT’s four most recently completed fiscal quarters) of ADT and its subsidiaries immediately prior thereto.

(iv)  The Board of Directors of ADT shall approve the distribution to ADT’s shareholders of all or substantially all of ADT’s net assets or shall approve the dissolution of ADT.

(v)  Any other transaction or series of transactions occurring which have substantially the effect of the transactions specified in any of the preceding clauses in this Section 6.

                b.     Rights Upon Change of Control.  Upon a Change of Control, and before any subsequent resignation by Employee, Employee is required to negotiate in good faith with the new controlling party for continued employment.  If, following Employee’s good faith negotiations with the new controlling party, no agreement satisfactory to both parties can be reached, and Employee shall then resign, Employee shall be entitled to a Change of Control payment equal to twelve months of salary at his then effective salary rate, payable in installments in accordance with the customary payroll practices of ADT for compensation of its executives, subject to the Employee signing a general release of any claims against ADT, known or unknown.  For purposes of the foregoing sentence, a change of control shall not include a change of control resulting from the investment of outside capital in the amount of $3.5 million following the Effective Date.  Such payments and benefits are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the un-expired term of this Agreement.  Further, upon Employee’s termination for any reason other than For Cause, death, permanent disability or retirement following a Change of Control, any stock options previously granted to Employee that, by their terms, did not fully vest upon such Change of Control, shall be fully vested.

7.             Other Benefits.    The provisions of Sections 5 and 6 shall not affect Employee’s participation in, or termination of distributions and vested rights under, any ADT Benefit Plans to which Employee is entitled pursuant to the terms of such plan, except as otherwise expressly provided in Sections 5 and 6.

8.             Non-Disclosure Agreement.

                a.     In connection with his employment with ADT, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information of ADT.  “Trade secrets and other proprietary and confidential information” include but are not limited to the following:  (1) business, pricing, marketing and cost data; (2) technical information; (3) customer and supplier lists; (4) contents of contracts and agreements with customers; and (5) customer requirements and specifications.  Employee acknowledges that the trade secrets and other proprietary and confidential information have been developed and acquired by ADT through expenditures of substantial time, effort and money and provide value to ADT with respect to competitors who do not know or use such trade secrets and other proprietary and confidential information.

                b.     In consideration for access to trade secrets and other proprietary and confidential information, Employee agrees that during the Non-competition Period (as defined in Section 9) Employee will not directly or indirectly disclose or use for any reason whatsoever any trade secrets and other proprietary and confidential information obtained by Employee by reason of his employment with ADT, except as required to conduct the business of ADT or as authorized by express written permission of the Board of Directors or as otherwise required by law.

                c.     Employee confirms that all trade secrets and other proprietary and confidential information, and all documents reflecting such information, remain the exclusive properties of ADT.  All business record, papers and documents kept or made by Employee relating to the business of ADT shall be and remain the property of ADT and shall remain in the possession of ADT during the term of Employee’s employment and at all times thereafter.  Upon termination of employment with ADT or upon the request of ADT at any time, Employee shall promptly deliver to ADT, and shall retain no copies of any materials, records and documents (in whatever form or medium) made by Employee or coming into his possession concerning the business or affairs of ADT.

9.             Non-Competition Agreement.           In consideration for access to trade secrets and other proprietary information of ADT, for so long as Employee is employed by ADT and for a period of ONE year thereafter (the “Non-competition Period”) Employee will not:

                a.     Accept a position as an officer, director, employee, agent, consultant, representative of (i) any other entity that, as of the date of Employee’s termination, competes directly with ADT or any of its subsidiaries (an entity described in either part or (i) is referred to in this Agreement as a “Competitor”);

                b.     Acquire or fail to dispose of any stock or other ownership interest in any Competitor, other than investments equal to less than one percent of the outstanding stock of any class issued by any publicly traded company;

                c.     Solicit or seek business from any of ADT customers, prospective customers, suppliers, or prospective suppliers; or

                d.     Hire or engage any ADT employee or induce any ADT employee to leave his employment with ADT on behalf of any Competitor.

10.          Remedies.

                a.     Without intending to limit the remedies available to ADT, Employee acknowledges that a breach or threatened breach of any of the covenants contained in Sections 8 and 9 may result in material irreparable injury to ADT or its subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, ADT shall be entitled to obtain a temporary restraining order, a preliminary or permanent injunction, or other comparable provisional or equitable relief restraining Employee from engaging in activities prohibited by Sections 8 or 9, and such other relief as may be required to enforce specifically any of the covenants in such Sections.  Employee agrees to personal jurisdiction of any state or federal court in the State of Texas in any proceeding brought by ADT to enforce Employee’s covenants under Sections 8 and 9.

                b.     Without limiting the relief specified in Section 10a above, and in addition to any other remedies available hereunder, at law, or in equity, upon proof of Employee’s deliberate violation of his obligations under Sections 8 or 9, ADT shall be entitled to recover from Employee any severance paid pursuant to Sections 5 or 6.

11.          Arbitration.

                a.     Subject to the provisions of Section 11(b) below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Nueces County, Texas, in accordance with the rules of the labor section of American Arbitration Association then in effect.  The American Arbitration Association shall select the arbitrator.  Each party shall bear their own cost of arbitration, except that if Employee is the prevailing party in such arbitration, the Employee shall be entitled to recover from ADT as part of any award entered reasonable expenses for attorneys and expert’s fees and disbursements.  In any arbitration related to the calculation of the amount of the severance pay due to Employee, each party shall submit a figure and supporting documentation and the arbitrator shall select the figure from those materials submitted, but no other figure.  The arbitrator shall have no power to award consequential or punitive damages, even if such damages are permitted under applicable law.  The decision of the arbitrator shall be final and binding and shall not be subject to appeal.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction and enforcement may be had according to its terms.  This agreement to arbitrate shall be specifically enforceable against each of the parties and an action to compel arbitration may be brought in any court of competent jurisdiction.

                b.     Notwithstanding the foregoing, nothing in this Section 11 shall prevent ADT from seeking equitable relief pursuant to Section 10 in a court of law.

12.          Excise Tax.            If any payment or benefit the Employee would receive pursuant to this Agreement or otherwise shall (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code (a “Payment”), then the Employee shall receive (i) a payment from ADT sufficient to pay the excise tax imposed by Section 4999 of the Code on such Payment and (ii) an additional payment from ADT sufficient to pay all excise taxes and federal and state income taxes arising from the payments made by ADT to Employee pursuant to subsection (i) and this subsection (ii).

13.          Notices.        All notices, request, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given on the date when delivered personally or when transmitted by facsimile with receipt of delivery; on the next business day when sent by overnight courier with receipt of delivery; or on the third business day following mailing by United States certified mail, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

If to ADT:

        American Medical Technologies

        5555 Bear Lane

        Corpus Christi, TX  78405

If to Employee:

        Roger W. Dartt

        10919 Meadow Lake Lane

        Houston, TX  77042

14.  Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

15.          Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provision or provisions shall remain in full force and effect

16.  Entire Agreement.  This Agreement and the agreements in connection with Section 3 constitute the entire understanding between the parties with respect to the subject matter hereof.  This agreement may not be amended except in a writing executed by the parties hereto.

17.  Effect on Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto.

18.  Assignment.  This Agreement is personal to Employee and Employee may not assign this Agreement to any other person.

19.  Effectiveness.  This Agreement shall be effective upon the Effective Date.

20.  Survival of Section.  The provisions of Sections 8 and 9 of this Agreement shall survive the termination of the Agreement for the period provided for therein, and Sections 10 and 11 shall survive for resolution of any dispute arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

American Medical Technologies, Inc.

“ADT”

/s/ John Vickers	/s/ Roger W. Dartt
John Vickers, Vice President/General Counsel, Interim Chief Executive Officer	Roger Dartt “Employee”